BRITISH COLUMBIA

Number: BC0827202

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that AURYN RESOURCES INC. changed its name to FURY GOLD MINES LIMITED on October 8, 2020 at 04:18 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On October 8, 2020

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE